CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 16 to Registration Statement No. 333-100935 of Allstate Life of New York Variable Life Separate Account A ("the Account") on Form N-6 of our report dated March 12, 2018, relating to the financial statements and the related financial statement schedules of Allstate Life Insurance Company of New York, and to the use of our report dated March 30, 2018, relating to the financial statements of each of the individual sub-accounts which comprise the Account, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 13, 2018